Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Modular Medical, Inc. Amended and Restated 2017 Equity Incentive Plan of our report dated June 29, 2026, with respect to the consolidated financial statements of Modular Medical, Inc. as of and for the years ended March 31, 2026, and 2025, which appears in the Annual Report on Form 10-K of Modular Medical, Inc. filed with the Securities and Exchange Commission. Our report dated June 29, 2026, relating to those consolidated financial statements, includes an explanatory paragraph relating to substantial doubt about Modular Medical, Inc.’s ability to continue as a going concern.

/s/ Farber Hass Hurley LLP
Chatsworth, California
October 29, 2026